FOR IMMEDIATE RELEASE

Contacts:         Leslie Howard                      Jeff Wilkins
                  24/7 Media, Inc.                   Sift, Inc.
                  212.231.7104                       408.541.7633
                  lhoward@247media.com               jwilkins@sift.com

24/7 Media Acquires Email Services Leader Sift

Internet Media Company Enhances Online Direct Marketing Capabilities

NEW YORK, March 10, 1999 - 24/7 Media, Inc. (NASDAQ: TFSM), one of the largest Internet media companies, today announced a $22 million stock-for-stock acquisition of Sift, Inc., a full-service provider of email-based direct marketing services.

Sift provides one of the  industry's  most  sophisticated  suite of services for
Internet-enabled, database-driven email marketing, including an email distribution service bureau, list management services, and a service that appends email addresses to existing customer database lists. Sift manages and rents one of the industry's largest opt-in email addresses segmented by demographic, lifestyle and avocational interest criteria. Sift's direct marketing services are used by more than 200 of the world's leading technology, publishing and direct marketing firms, including Cahner's Publishing, Cisco Systems, Dell Computer, Dun & Bradstreet, Experian, Hearst Books/Business Publishing, Intel, Netscape Communications, Oracle, RealNetworks, and Scholastic.

The combined capabilities of the two companies will enable 24/7 Media and Sift to offer enhanced services to 24/7 Media's advertising and Web publisher clients as well as to Sift's email service clients.

Through new services to be introduced in the next few weeks, 24/7 Media will add customer relationship management programs (acquisition and retention) as a compliment to its already comprehensive list of beyond-the-banner online marketing offerings: sponsorships, merchant programs, and syndicated content. Advertising clients will be able to email product and service information to prospects and existing clients either by renting 24/7 Media's opt-in email lists, or by providing their own customer databases to which 24/7 media will append email addresses. The new services will also be closely integrated with 24/7 Profilz, the Company's co-op database initiative containing anonymous user profiles segmented on more than 200 demographic and lifestyle variables.

Using the combined capabilities of 24/7 Media and Sift, an advertiser will now be able to develop an integrated customer acquisition program that includes database targeted banners and email, using its own customer file or the 24/7 Profilz database. Further, 24/7 Network affiliates



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will be able to initiate customer  relationship  management  programs  including newsletters, as well as site update and new product notices.


"The synergies of this deal are multi-faceted, and Sift was the only company that demonstrated success in managing a full-service approach to email direct marketing services," said David J. Moore, CEO at 24/7 Media. "This acquisition is another execution of our strategy to increase the value of online advertising by offering advertisers comprehensive interactive marketing packages."

As a result of the acquisition, Sift will become a wholly-owned subsidiary of 24/7 Media, Inc. and its management team will become an integral part of 24/7 Media's sales and marketing efforts, led by Jay Friesel, executive vice president, sales and marketing. The Sift management team includes co-founders Dr. Jack Zoken, CEO, and Dr. Jeff Wilkins, president. Prior to founding Sift, Dr. Zoken previously served as an engineering manager at Borland International focusing on the database engine underlying Borland's Paradox and dBase for Windows products. He also worked as a development manager and a systems programmer engaged in mass storage system development at Amdahl Corporation. Dr. Wilkins led the sales and marketing working groups at CommerceNet, an Internet eCommerce consortium based in Palo Alto, California. Prior to that, he was president, chief operating officer and a director of EyeSys Technologies, Inc., and has held a variety of marketing and business development positions with Sun Microsystems, Inc.

"Our suite of Internet-based direct marketing services are a perfect complement to 24/7 Media's already impressive lineup of client services," said Jeff Wilkins, president at Sift. "Our integrated approach will enable 24/7 to offer clients a deeper, wider array of unparalleled solutions to their direct marketing needs."

Sift will continue to operate independently and remain in its Sunnyvale, California, headquarters while integrating its sales function with 24/7 Media's existing national sales force. More information about Sift can be found at www.sift.com.

About 24/7 Media
Reaching more than half of all online users in the U.S., 24/7 Media, Inc. is one of the largest Internet media companies. The Company provides global Internet advertising sales and representation as well as online direct marketing solutions to advertisers and Web publishers.

The Company operates The 24/7 Network comprised of more than 150 name-brand Web sites organized into high-demand content channels, as well as The ContentZone, a network of more than 2,500 small to medium sites. In addition, the Company owns and operates 24/7 Profilz, the first online co-op database of Web user profiles, employed with 24/7's Adfinity adserving system, the only adserving solution designed to deliver targeted ads based on demographic profiles.

Based in New York, 24/7 Media,  Inc. is a publicly traded company  (NASDAQ:
TFSM) with U.S. offices in Atlanta, Boston, Chicago, Dallas, Detroit, Los Angeles, San Francisco, Seattle and




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Virginia.   The  Company  has   international   interests  in  24/7  Media  Asia
(www.247asia.com) and 24/7 Media Europe (www.247europe.com). Based in Hong Kong and operated principally by China.com Corporation, 24/7 Media Asia operates the 24/7 Media - Asia Network, a network of Asian interest Web sites supported by sales offices in each of seven Pacific Rim countries. Based in London, 24/7 Media Europe operates a network of European Web sites supported by sales offices in ten European countries. More information about 24/7 Media, Inc. can be found on its Web site located at http://www.247media.com.